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                                                                     Exhibit 5.3

    [LETTERHEAD OF AHLERS, COONEY, DORWEILER, HAYNIE, SMITH & ALLBEE, P.C.]


                                  July 12, 2001


MacDermid, Incorporated
245 Freight Street
Waterbury, Connecticut 06702-0671

         RE: MacDermid, Incorporated $301,500,000.00 Principal Amount of 9-1/8% Senior Subordinated Notes due 2011

Ladies and Gentlemen:

         Solely for the purpose of rendering this opinion, we have acted as special Iowa counsel to Napp Systems Inc., an Iowa corporation (the "Iowa Guarantor") and subsidiary of MacDermid, Incorporated, a Connecticut corporation (the "Company"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $301,500,000 aggregate principal amount of the Company's outstanding 9-1/8% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9-1/8% Senior Subordinated Notes due 2011 (the "New Notes") to be registered under the Securities Act of 1933 (the "Act"). The New Notes are to be issued pursuant to the indenture dated as of June 20, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

         In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation and by-laws of the Guarantor, as amended to date, the Action Taken by Unanimous Consent of the Board of Directors of the Guarantor dated as of June 1, 2001, and such other documents, instruments and certificates of officers and representatives of the Guarantor as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture, and have made such examination of the law as we have deemed appropriate as a basis for the opinions hereinafter expressed.

         In making such examination of such documents described in the preceding paragraph (collectively, the "Documents"), we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all Documents submitted to us as originals and the conformity to original Documents of Documents submitted to us as certified or photostatic copies. As to questions of fact material to the opinions hereinafter expressed, we have, without independent verification of their accuracy, relied solely, unless otherwise specifically stated, upon the representations and warranties of the Guarantor made in the Documents. We have also assumed, with your consent, that the Indenture is the valid and binding obligation of each other party thereto other than the Guarantor.

         We have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to such opinions, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.
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July 12, 2001
Page 2


         We are licensed to practice only in the State of Iowa and do not purport to be experts on, generally familiar with, or qualified to express legal conclusions based on Laws of States other than the State of Iowa and the Federal Law of the United States of America.

         Based upon and subject to the foregoing assumptions, limitations, and qualifications, we are of the opinion that:

         1. The Iowa Guarantor has duly authorized, executed and delivered the Indenture.

         2. The Iowa Guarantor has duly authorized the execution and delivery of the guarantee (the "Guarantee") to be endorsed on the New Notes.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as exhibit 5.3 to the Registration Statement (the "Registration Statement") on Form S-4 under the Act relating to the Exchange Offer. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                                    Very truly yours,

                                                    AHLERS, COONEY, DORWEILER,
                                                    HAYNIE, SMITH & ALLBEE, P.C.

                                                    By   /s/ RONALD L. SUTPHIN

                                                         Ronald L. Sutphin